Exhibit 16.1

300 Arboretum Place, Suite 520 Richmond, Virginia 23236 Telephone: 804-330-3092 Fax: 804-330-7753

November 5, 2008

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 30, 2008, to be filed by our client, Commonwealth Biotechnologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Seidman, LLP